Exhibit 10.30

DIRECTOR AGREEMENT

between

Skype Global S.à r.l.

and

Norbert Becker

With effect between the parties as of              2010

THE UNDERSIGNED:

1. Skype Global S.à r.l., a société à responsabilité limitée, incorporated and existing under the laws of the Grand Duchy of Luxembourg with registered address at 65, boulevard Grande-duchesse Charlotte, L1331 Luxembourg, Grand Duchy of Luxembourg and registered with the Registre de Commerce et des Sociétés of Luxembourg under number B 141.496, hereinafter referred to as “Company”;

2. Norbert Becker, born on October 7, 1953, in Luxembourg, Luxembourg, hereinafter referred to as the “Director”.

The Company and the Director shall hereinafter be referred to individually as a “Party” and jointly as the “Parties”.

WHEREAS:

A.	The Company is the parent company of the Group.

B.	The Director is a person of good standing without any criminal convictions.

C.	The Director has been appointed as director of the Group Companies and will serve on the Board Committees as set out in set out in Appendix 1 hereto and the Director has accepted such mandate(s) under the following assumptions and conditions as described in this agreement with effect as of the date of his first appointment (the “Agreement”) which reflect the mutual understanding on the respective responsibilities and liabilities between the parties hereto.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATIONS

In this Agreement:

“director” means, in the context of a société à responsabilité limitée, a ‘manager’ (gérant), and in the context of a société anonyme, a ‘director’ (administrateur), both within the meaning of the Law.

“Group” means the Company and its direct and indirect Subsidiaries.

“Group Company” means any company of the Group incorporated under Luxembourg law.

“Law” means the law of 10 August 1915 on commercial companies, as amended.

“Subsidiaries” means each company, partnership or legal entity in which the Company directly or indirectly owns a majority of the shares or voting rights or in respect of which the Company has the power to direct or cause to direct the management or policies.

2.	DUTIES AND RESPONSIBILITIES

2.1.	The Director has such duties and responsibilities as provided by the Law, as well as such authorities as are designated by the Law and set out in the relevant Group Company’s articles of association from time to time, and the Director undertakes to exercise such duties, responsibilities, authorities and powers delegated to him or prescribed by the Law, to the best of his abilities and with due care, diligence and skill.

2.2.	The Company undertakes that the Director shall be kept properly informed as to the business or operations of the relevant Group Company and any Subsidiary and given prior details of any contemplated or anticipated transactions, actions or orders which may be entered into or carried out by the relevant Group Company and which are to be subject to approval by the board of directors of the relevant Group Company.

2.3.	The Director will endeavour to prepare and attend such board meetings as may be required to maintain proper control of the relevant Group Company’s affairs. Board meetings shall be convened at reasonable notice in view of the items on the agenda provided that in the case of urgency, the convening period may be shortened.

2.4.	If any relevant Group Company is dissolved, whether involuntarily or otherwise, the Director shall not be obliged to act as liquidator.

3.	CONFIDENTIALITY

3.1.	The Director agrees to be bound by an express duty of confidentiality to the Company, the Group and the relevant Group Company on all matters relating to the Company, the Group and the relevant Group Company and the business of any relevant entity of the Group, whether conducted in Luxembourg or elsewhere.

3.2.	In particular without limitation, the Director shall:

(a)	keep confidential all information (in any form or media) concerning any Group Company’s customers, prospective customers (including lists of customers and prospective customers), methods of operation, manufacturing processes, trade secrets, research and development activities, know-how, designs, computer software, business or financial plans, contracts, distributors, distribution channels, pricing information, billing rates or procedures, suppliers, vendor lists, business methods, management, employees, employee compensation, acquisition opportunities, books and records, or any other business information relating to any Group Company (whether constituting a trade secret or proprietary or otherwise) that has value to the Group and is treated by any Group Company as being confidential (the “Confidential Information”).

Confidential Information does not include information that:

(i)	has been published (through no breach of this Agreement) in a form generally available to the public;

(ii)	becomes known to the Director from other sources under circumstances not involving any breach, to the knowledge of such Director of any confidentiality obligation by such source;

(iii)	is independently developed by a Director without the use of or reference to any Confidential Information;

(iv)	is required to be disclosed by law or by order of any court of competent jurisdiction; or

(v)	is disclosed by any Group Company to a third party that is under no obligation to keep such information confidential (sub-clauses (i) to (v) being referred to as the “Excluded Information”).

(b)	keep Confidential Information in a safe and secure place using reasonable technical and organisational security measures to prevent unauthorised access, destruction, corruption or loss.

(c)	use the Confidential Information solely in connection with the business of the Group and not for its own benefit or the benefit of any third party.

(d)	notify the relevant Group Company and the Company immediately, if it becomes aware that any Confidential Information has been disclosed to or is in the possession of any person who is not entitled to receive and hold such information.

(e)	upon written request from the relevant Group Company or the Company, and to the extent permitted by Luxembourg law or regulations, (i) immediately return to the relevant Group Company or the Company, as requested (or destroy if so directed) all Confidential Information, whether in printed matter form, on disk or otherwise, which is in the Director’s possession, custody or control, provided that the Parties have decided to terminate their relationship, and (ii) provide the relevant Group Company or the Company with a certificate signed by the Director confirming that the provisions of this clause have been fully complied with.

4.	CONFLICT OF INTEREST

4.1.	The Company acknowledges that the Director has directorships or other business relations with other companies in his capacity as a lawyer and the Company accepts that such other directorships or relationships do not represent a conflict of interest with those to be undertaken with respect to any Group Company, provided such mandates are not with companies involved in the business of IM/chat, or video or voice calling over the internet.

4.2.	In case a conflict of interest arises between the Director and the Company and any Group Company in a transaction and without prejudice to the requirement of the Law, the Director shall be obliged to advise the board thereof.

5.	REMUNERATION

5.1.	The Company shall pay or cause the relevant Group Company of which the Director is a director to pay to the Director in consideration for his duties and responsibilities hereunder a total fee of 55,000 Euros (EUR fifty five thousand) per annum, accruing from the date of appointment until the end of the appointment of the Director and payable annually in advance.

5.2.	To the extent the above-mentioned fee qualifies as “tantièmes”, the relevant Group Company undertakes to make those withholdings required by law and to complete and submit the required tax form to the competent Luxembourg tax bureau with a copy thereof to the Director.

5.3.	The Company shall pay or cause the relevant Group Company of which the Director is a director to reimburse to the Director or directly pay his/her out of pocket expenses, as upon due justification. In addition, the Director shall be entitled to be reimbursed for any extraordinary expenses incurred in performing specific mandate(s) as director.

6.	INDEMNITY

6.1.	The Company undertakes that the Director shall at all times be fully covered by the D&O insurance subscribed by the Company or, if applicable, the relevant Group Company (the “D&O”) with coverage which shall be adequate in light of the activities and circumstances of the Company or the relevant Group Company(ies). A summary of the coverage will be delivered to the Director on his/her request. The Company undertakes that any amendment to the D&O which could have an impact on the indemnification rights of the Director be notified to the Director as soon as reasonably practicable.

6.2.	Subject to the exceptions and limitations listed below, the Director shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a Director, and against amounts paid or incurred by him in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation reasonable attorneys’ fees, costs, judgements, amounts paid in settlement and other liabilities.

6.3.	No indemnification shall be provided to the Director:

(i)	for any liability to the Company or its shareholders, or any Group Company, by reason of the Director’s wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his/her office;

(ii)	with respect to any matter as to which he/she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or the relevant Group Company; or

(iii)	in the event of a settlement, unless the settlement has been approved by the Company.

7.	DURATION AND TERMINATION

7.1.	This Agreement is effective from the date first stated above and has been concluded for an indefinite period of time between the Parties.

7.2.	The appointment of the Director as director of the Company or any Group Company may be terminated at any time with or without cause (ad nutum).

7.3.	This Agreement shall terminate at such time as the Director is no longer a director of the Company or any Group Company.

7.4.	The termination of this Agreement does not affect the obligations of the Parties under clauses 3 ‘Confidentiality’ and 6 ‘Indemnity’, or the obligations of the Company or the relevant Group Company under clause 5 ‘Remuneration’ up to the date of termination.

7.5.	Upon termination of this Agreement, the Director will return to the Company and/or the relevant Group Company such original documents which are considered to be the property of the Company or the relevant Group Company.

7.6.	The Director may terminate this Agreement by [one month] / [appropriate advance] notice in writing to the Company, except where it would be considered reasonable for the Director to resign with immediate effect.

7.7.	After prior written notice pursuant to clause 7.6 above, and in case of failure by the relevant Group Company to file the Director’s resignation or removal within ten (10) business days after the effective date of resignation or removal, the Director is authorised to file an appropriate notice with the Registre de Commerce et des Sociétés of Luxembourg, with a copy sent to the relevant Group Company.

8.	MISCELLANEOUS

8.1.	None of the rights created by this Agreement are assignable to a third party by any of the Parties hereto without the prior written consent of the other Parties.

8.2.	This Agreement may only be modified by a written document executed by the Parties hereto and annexed to this Agreement.

8.3.	This Agreement supersedes any other agreement the Parties may have entered into on the same subject matter.

8.4.

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever (i) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (iii) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested thereby.

9.	GOVERNING LAW AND JURISDICTION

9.1.	This Agreement will be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg.

9.2.	Any and all disputes, which may arise from this Agreement and possible supplementary agreements, which might have been entered into by the parties to this Agreement, will be submitted to the judgement of the competent court in Luxembourg.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement in one or more counterparts, all of which shall constitute the same Agreement, as of the day and year first written above.

Signed for and on behalf of

Skype Global S.àr.l. by:

By:	/S/ CHARLES GIANCARLO	By:	/S/ JEAN-LOUIS SCHILTZ
Name:	Charles Giancarlo	Name:	Jean-Louis Schiltz
Title:	Manager “A”	Title:	Manager “G”

By:	/S/ NORBERT BECKER
Name:	Norbert Becker		August 4, 2010

Appendix 1

List of mandates of the Director

Group Company name

Skype Global S.a.r.l

Skype Technologies S.A.

Skype Communications S.a.r.l

Skype Software S.a.r.l

Skype Luxembourg Holdings S.a.r.l

Committee name

Audit Committee of Skype Global S.a.r.l

Compensation, Governance and Nominations Committee of Skype Global S.a.r.l